Exhibit 99.1

Geron Corporation Reports 2010 First Quarter Financial Results and Highlights

MENLO PARK, Calif.--(BUSINESS WIRE)--April 28, 2010--Geron Corporation (Nasdaq: GERN) today reported financial results for the three months ended March 31, 2010.

For the first quarter of 2010, the company reported operating revenues of $918,000 and operating expenses of $17.4 million, compared to $444,000 and $17.1 million, respectively, for the comparable 2009 period. Net loss for the first quarter of 2010 was $16.6 million, or $(0.18) per share, compared to $16.8 million, or $(0.20) per share, for the comparable 2009 period. The company ended the quarter with $166.5 million in cash and investments.

Revenues for the first quarter of 2010 included funding from collaboration agreements and royalty and license fee revenues under various agreements. Revenues for the first quarter of 2009 reflected royalty and license fee revenues under various license agreements. Interest and other income for the first quarter of 2010 amounted to $202,000, compared to $525,000 for the comparable 2009 period.

Research and development expenses for the first quarter of 2010 were $13.5 million, compared to $13.8 million for the comparable 2009 period. The decrease in research and development expenses primarily reflected lower manufacturing costs for GRNVAC1 due to the completion of patient enrollment for that Phase II clinical trial, offset by increased preclinical study costs for GRNOPC1. The company expects its research and development expenses to increase in the future as it advances imetelstat to Phase II clinical trials. General and administrative expenses for the first quarter of 2010 were $3.9 million, compared to $3.4 million for the comparable 2009 period. The increase in general and administrative expenses was primarily the result of higher legal costs associated with the company’s patents and consulting costs.

First Quarter 2010 Highlights:

• Geron published preclinical data in Clinical Cancer Research demonstrating that imetelstat (GRN163L) inhibited telomerase activity and reduced tumor growth rate and size in xenograft models of glioblastoma, and inhibited the activity of glioblastoma stem cells in culture. These preclinical data showed that imetelstat crossed the blood-brain barrier that limits the delivery of most therapeutic drugs to brain tumors.

• Outstanding warrants held by certain institutional investors were exchanged for shares of Geron common stock. In connection with the exchange, the company sold additional shares of common stock for gross proceeds of $10.0 million to the investors at a premium to the then current market price of the company’s common stock and issued a call option to the investors to purchase an additional $5.0 million of common stock at the premium price.

• A new collaboration was formed to investigate the therapeutic potential of human embryonic stem cell (hESC)-based product, GRNOPC1, for Alzheimer’s disease. The collaboration is being jointly funded by Geron and a University of California Discovery Research and Training Grant.

• Geron scientists and collaborators gave five presentations describing recent data on imetelstat (GRN163L) and highlighted the drug’s activity against cancer stem cells at the American Association for Cancer Research (AACR) Special Conference on The Role of Telomeres and Telomerase in Cancer Research. Preclinical data has shown that imetelstat exhibits anti-cancer stem cell activity in nine different human cancers.

• Corning Incorporated launched the Synthemax™ surface, a new synthetic matrix for growing hESCs. The new product was developed under a collaboration and license agreement between Geron and Corning.

• Geron appointed Thomas Hofstaetter, Ph.D. to its board of directors and as a member of the board’s compensation committee. The company also announced that Patrick J. Zenner, who has served as a director of the company since July 2001, will retire from the board, effective as of the annual meeting of stockholders on May 19, 2010.

Conference Call

At 8:00 a.m. PDT/11:00 a.m. EDT on April 30, 2010, Thomas B. Okarma, Ph.D., M.D., Geron’s chief executive officer, and David L. Greenwood, Geron’s chief financial officer, will host a conference call to discuss the company’s first quarter results.

Participants can access the conference call via telephone by dialing 866-578-5784 (U.S.) or 617-213-8056 (international). The passcode is 31490177. A live audio-only Webcast is also available through a link that is posted on the events page in the investor relations section of Geron’s Web site at http://www.geron.com. The audio Web broadcast of the conference call will be available for replay within 60 minutes following the live broadcast through May 30, 2010.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials in different cancers. For more information, visit www.geron.com.

Use of Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release regarding potential applications of Geron’s technologies and future financial results constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,
(In thousands, except share and per share data)	2010	2009

Revenues from collaborative agreements	$225	$—
License fees and royalties	693	444
Total revenues	918	444

Operating expenses:
Research and development	13,545	13,771
General and administrative	3,850	3,378
Total operating expenses	17,395	17,149
Loss from operations	(16,477)	(16,705)

Unrealized gain on derivatives, net	58	77
Interest and other income	202	525
Losses recognized under equity method investment	(396)	(656)
Interest and other expense	(27)	(52)
Net loss	$(16,640)	$(16,811)

Basic and diluted net loss per share	$(0.18)	$(0.20)
Shares used in computing basic and diluted net loss per share	95,012,100	84,160,889

CONDENSED CONSOLIDATED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,
(In thousands)	2010	2009
	(Unaudited)	(Note 1)
Current assets:
Cash, restricted cash and cash equivalents	$36,691	$35,392
Current marketable securities	89,390	77,009
Other current assets	7,153	5,378
Total current assets	133,234	117,779

Noncurrent marketable securities	40,447	54,669
Property and equipment, net	3,934	3,938
Deposits and other assets	3,110	3,996
	$180,725	$180,382

Current liabilities	$6,805	$7,455
Noncurrent liabilities	175	350
Stockholders’ equity	173,745	172,577
	$180,725	$180,382
Note 1:	Derived from audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com